Exhibit 99.2

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee	Wade Hundley	Steve Capp	Chris Plant
Chairman & CEO	President	CFO	Lewis Fanger
Investor Relations

PINNACLE ENTERTAINMENT CLOSES ISSUANCE OF $385 MILLION OF NEW 7 1/2%

SENIOR SUBORDINATED NOTES

LAS VEGAS, June 8, 2007 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has closed the previously announced private offering of $385 million aggregate principal amount of new 7 1/2% senior subordinated notes due 2015. The notes were issued at a price of 98.525% of par.

The Company will use a portion of the net proceeds of the offering to repay all of its outstanding term loans under its credit agreement. In addition, the Company will use a portion of the net proceeds of this offering to purchase $25 million aggregate principal amount of its 8 1/4% senior subordinated notes due 2012. The Company expects to use the remaining net proceeds from the offering for general corporate purposes and to provide a portion of the funds needed for one or more of its capital projects.

The new senior subordinated notes have not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes.